FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-283510-03

NEW ISSUE CMBS: approx. $582.257mm BANK5 2025-5YR16

CO-LEAD MANAGERS & BOOKRUNNERS: BofA Securities, Morgan Stanley, JP Morgan and Wells Fargo Securities
CO-MANAGERS: Academy Securities, Inc. and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CLASS	Fitch/Moody’s/MDBRS	SIZE($MM)	WAL(YRS)	CE%	WINDOW	DY%	LTV%
A-1	AAAsf/Aaa(sf)/AAA(sf)	$5.283	2.56	30.000%	1-58	19.9%	38.4%
A-2	AAAsf/Aaa(sf)/AAA(sf)	*	*	30.000%	*	19.9%	38.4%
A-3	AAAsf/Aaa(sf)/AAA(sf)	*	*	30.000%	*	19.9%	38.4%
A-S	AAAsf/A2(sf)/AAA(sf)	$92.396	4.97	15.500%	60-60	16.5%	46.4%
B	AA-sf/NR/AA(high)(sf)	$25.489	4.97	11.500%	60-60	15.7%	48.6%
C	A-sf/NR/AA(low)(sf)	$18.320	4.97	8.625%	60-60	15.2%	50.2%

* Sizes subject to change as detailed in the attached Term Sheet. Range of possible available sizes below:

	Range of Initial Principal Balance	Range of WAL (Yrs)	Range of Prin Win
A-4	$0 - $200,000,000	NAP – 4.86	NAP / 58 – 59
A-5	$240,769,000 - $440,769,000	4.90 – 4.92	58 – 60 / 59 – 60

POOL BALANCE:	$656,045,790
NUMBER OF LOANS/PROPERTIES:	40/180
WA MORTGAGE INT. RATE:	6.2202%
WA CUT-OFF LTV:	54.9%
WA UW NCF DSCR:	2.03x
WA UW NOI DEBT YLD:	13.9%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	56.8%
LOAN SELLERS:	MSMCH(45.1%), JPMCB(17.3%), WFB(11.5%), BANA(10.1%), BANA/MSMCH (9.8%), WFB/MSMCH (6.2%)
TOP 5 STATES:	NY(16.0%),CA(13.8%),TX(12.8%),FL(10.9%),AR(6.4%)
TOP 5 PROPERTY TYPES:	MF(33.2%),HOTEL(21.7%),OF(15.1%),RT(12.0%), IND(9.8%)

RISK RETENTION:	Eligible horizontal and vertical interest ("L")

MASTER SERVICER:	Trimont LLC
SPECIAL SERVICER:	LNR Partners, LLC
TRUSTEE:	Deutsche Bank National Trust Company
CERT ADMIN:	ComputerShare
TRUST ADVISOR:	BellOak
INITIAL CONTROLLING CLASS REP:	CMBS 4 Sub 9, LLC or an affiliate thereof
Documents and Expected Timing:
Attached:	TERM SHEET, ANNEX A-1, PRELIM PROSPECTUS

INVESTOR CALL:	Upon request
PRICING:	Week of August 4
SETTLEMENT:	On or about August 27

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.